May 16, 2014

Via email to joe@gneoil.com

With Confirmation via Fedex

Joe Loftis

Great Northern Energy, Inc.

5215 N. O’Connor Boulevard

Suite 1820

Irving, TX 75039

Re:

Rangeford Resources, Inc. (“RGFR”) and Great Northern Energy (“GNE”)

Dear Sirs:

As you are aware, on June 1, 2013, you provided a letter to Island Stock Transfer purporting to return a stock certificate representing 7,400,000 shares of RGFR provided to GNE (the "Shares") pursuant to that certain Purchase and Sale Agreement dated November 15, 2012, as amended on January 25, 2013 (the “Purchase and Sale Agreement”).

In connection with the Letter, we note the following:

1.

RGFR has not received any formal notice of termination as is required by Section 11 of the Purchase and Sale Agreement.  Assuming that it is GNE’s intention to terminate the Purchase and Sale Agreement, such notice should state the grounds for termination upon which GNE is relying and should be provided by an officer or director of GNE with appropriate authority.

2.

Unilateral termination of the Purchase and Sale Agreement is not permitted by either party if such party “has breached or failed to perform any of its representations, warranties, covenants or obligations” under the terms of the Purchase and Sale Agreement.  See Section 11.1(ii).

3.

GNE has failed to uphold its obligations pursuant to Section 9.2(e)(vi) of the Purchase and Sale Agreement, i.e. to provide documentation sufficient for RGFR to complete an audit of the prior operations and assets, which are necessary to comply with applicable SEC regulations.  This failure, along with GNE’s failure to secure financing to uphold its capital expenditure obligations, has not only materially impeded RGFR’s ability to complete its obligations under the Purchase and Sale Agreement, but also prohibits GNE from being able to unilaterally terminate the Purchase and Sale Agreement.

Notwithstanding the foregoing, on repeated occasions during the last six months RGFR entered into further negotiations with GNE in order to try and resolve the outstanding issues outlined above.  Despite our best efforts, GNE has been unable to cure the outstanding issues and we have been unable to reach a mutual resolution of such issues.   During our last meeting with GNE’s representative, Joe Loftus, Mr. Loftus assured  me and our Director, Michael Farmer, that GNE wanted to reach a revised agreement with RGFR but understood that the terms would need to change and the Shares would need to be returned.  Mr. Loftus assured Mr. Farmer and myself that he would provide the medallion guaranteed stock power necessary to facilitate the cancelation of the Shares by RGRF’s transfer agent as soon as he was able to locate it.  Unfortunately, following this meeting, Mr. Loftus not only did not provide the stock power but also disavowed his prior assurances of mutual cooperation.

As a result of the foregoing, we now feel that it is best that RGFR and GNE consent to a mutual termination of the Purchase and Sale Agreement.  RGFR is willing to consent to such termination, contingent upon GNE’s compliance with Section 11 (Termination) of the Purchase and Sale Agreement.  Please be advised that pursuant to Section 11, GNE is required to immediately repay any cash payments made by RGFR to GNE to date, which amount is currently estimated at $700,000.  Additionally, in order to cancel the Shares, RGFR's transfer agent requires a medallion guaranteed stock power, executed by a duly authorized representative of GNE.  In the spirit of your June 1st letter and Mr. Loftus’ assurances, such stock power is a "form...required to effect [the] transfer back to [RGFR].”  Once we receive the aforementioned cash payments and the duly executed stock power, we will consent formally to the mutual termination of the Purchase and Sale Agreement.  Please let this letter serve as our formal demand for such items pursuant to Section 11.

Nothing herein shall be deemed as a waiver of any rights that RGFR may have under the Purchase and Sale Agreement or otherwise.

Sincerely,

Colin Richardson

President

Rangeford Resources, Inc.

cc: Michael Farmer – Director

      Louis Taubman – Attorney at Law

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